                                                                    Exhibit 99.1

NOVEMBER 21, 1997

FOR IMMEDIATE RELEASE              CONTACT: PAUL LIBERTY, VP, INVESTOR RELATIONS
                                            (703) 660-6677, EXT. 6260
                                            E-MAIL: pliberty@metrocall.com


Variable Common Rights Associated with A+ Network and Metrocall Merger Expire

        Alexandria, Virginia, November 21, 1997 - Metrocall, Inc., (NASDAQ:
MCLL) today announced that the indexed variable common rights (VCR) associated with the merger of A+ Network and Metrocall have expired without value.

        As a result of the merger completed on November 15, 1996, A+ Network shareholders received 1.17877 shares of Metrocall Common Stock for each A+ Network share. A+ Network shareholders also received one VCR for each Metrocall share. Each VCR represented the right to receive payment of up to $5 in Metrocall stock or cash, at Metrocall's option, if the average trading price of Metrocall shares for periods ended at November 15, 1997, was less than the target price. The target price was indexed downward based upon changes in the average trading prices of Arch Communications Group, Inc., MobileMedia Communications, Inc., and ProNet, Inc. Since the changes in the index caused the target price to fall below the floor price of $16.10 (which was not indexed) under the applicable formula the VCR payment was zero, and therefore the VCR's expired without value.

        Metrocall, Inc., headquartered in Alexandria, Virginia (Metropolitan Washington, DC), will become the second largest paging and wireless messaging company with over 4 million subscribers, upon the completion of the ProNet merger, offering service throughout the United States through its Nationwide Wireless Network. Stockholders meetings to approve the merger are scheduled for December 17, 1997, and the merger is presently expected to close by the end of December 1997.


                                     ###

                                      6